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                                                                        Exhibit 11
                                 THE MAY DEPARTMENT STORES COMPANY
                               COMPUTATION OF NET EARNINGS PER SHARE

                                                                     13 Weeks Ended
                                                               April 29,          April 30,
                                                                 1995               1994
(millions, except per share)

Net earnings                                                 $       114        $       112
ESOP Preferred Dividends, net of tax
  benefit on unallocated shares                                       (5)                (5)
Dividend requirements on redeemable
  preferred stock                                                      -                  -

Net earnings available for
  common shareowners                                         $       109        $       107

Average common shares outstanding                                  248.5              248.5

Net earnings per share                                       $      0.44        $      0.43

Primary Computation

Net earnings available for
  common shareowners                                         $       109        $       107
Net earnings adjustment for
  dividend equivalents                                                 -                  -

Adjusted net earnings                                        $       109        $       107

Average common shares outstanding                                  248.5              248.5
Common share equivalents under stock
  option and deferred compensation plans,
  based upon the treasury stock method                                .9                1.5

Average common and common equivalent shares                        249.4              250.0

Primary earnings per share                                   $      0.44        $      0.43

Fully Diluted Computation

Adjusted net earnings                                        $       109        $       107
Impact of assumed conversion of
  ESOP Preference Shares                                               3                  2

Adjusted net earnings                                        $       112        $       109

Average common and common equivalent shares                        249.4              250.0
Additional common stock equivalents
  attributable to application of the
  treasury stock method                                                -                  -
Assumed conversion of ESOP
  Preference Shares                                                 15.1               15.3

Average common and common equivalent shares,
  assuming full dilution                                           264.5              265.3

Fully diluted earnings per share                             $      0.42        $      0.41
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